Exhibit 99
Investor Relations Contact:	Media Contact:
Nora Doherty	Dave DeCecco
(617) 368-5390	(914) 261-6572
nora.doherty@bostonbeer.com	dave.dececco@bostonbeer.com

BOSTON BEER REPORTS

FOURTH QUARTER FINANCIAL RESULTS

BOSTON (February 24, 2026) -- The Boston Beer Company, Inc. (NYSE: SAM), today reported financial results for the fourth quarter ended December 27, 2025. Key results were:

Fourth Quarter 2025 Summary:

•
Depletions decreased 6% and shipments decreased 7.5%
•
Net revenue of $385.7 million, a decrease of 4.1%
•
Gross margin of 43.5% up 360 basis points year over year
•
Net loss of $22.5 million, a decrease of $16.2 million. Excluding the impact of a prior year contract settlement charge, net loss increased $3.3 million
•
Diluted loss per share of $2.12

Full Year 2025 Summary:

•
Depletions decreased 4% and shipments decreased 4.7%
•
Net revenue of $1.965 billion, a decrease of 2.4%
•
Gross margin of 48.5% up 410 basis points year over year
•
Net income of $108.5 million, an increase of $48.8 million. Excluding the impact of the prior year non-cash brand impairment and contract settlement charges, net income decreased $2.8 million or 2.5%
•
Diluted income per share of $9.89 or a 95.4% increase year over year. Excluding the impact of the prior year impairment and contract settlement charges, diluted income per share increased 4.7%

Capital Structure

•
Generated $270.2 million in operating cash flow for the full year 2025
•
Ended the year with $223.4 million in cash and no debt
•
Repurchased $199.2 million in shares in 2025 and $13.7 million in 2026 through February 20, 2026

“We were pleased to deliver on our financial commitments in 2025 while maintaining market share in a challenging operating environment,” said Chairman, Founder and CEO Jim Koch. “Looking ahead, we are highly focused on operational excellence, including investing in our portfolio of iconic brands, developing a strong innovation pipeline and continuing to execute on our multi-year productivity initiatives. We believe this disciplined focus positions us to improve performance over time and create long-term value for shareholders.”

“2025 was a year of continued progress for Boston Beer, highlighted by meaningful gross margin improvement and strong cash generation, while significantly increasing advertising support behind our brands,” said CFO Diego Reynoso. “In 2026, we expect continued progress on our multi-year supply chain initiatives which will be reinvested to support our brands.”

Details of the results were as follows:

Fourth Quarter 2025 (13 weeks ended December 27, 2025) Summary of Results

Depletions for the fourth quarter decreased 6% from the prior year. Shipment volume for the quarter was approximately 1.4 million barrels, a 7.5% decrease from the prior year, primarily due to declines in Twisted Tea, Truly Hard Seltzer and Samuel Adams brands that were only partially offset by growth in the Company’s Sun Cruiser, Angry Orchard and Dogfish Head brands.

The Company believes distributor inventories as of December 27, 2025 were at appropriate levels and averaged approximately four weeks on hand which is within the Company’s target distributor inventory levels.

Revenue for the quarter decreased 4.1% due to lower volumes that were partially offset by increased pricing and favorable product mix.

Gross margin of 43.5% increased 360 basis points from the 39.9% margin realized in the prior year. Gross margin primarily benefited from improved brewery efficiencies, procurement savings, price increases and product mix, and lower inventory obsolescence. These benefits were partially offset by increased inflationary and tariff costs and shortfall fees. The negative impact of tariffs was $3.6 million in the fourth quarter.

The fourth quarter gross margin of 43.5% includes $13.9 million of shortfall fees and $1.3 million of non-cash expense of third-party production pre-payments that combined to impact gross margins negatively by 394 basis points on an absolute basis.

Advertising, promotional and selling expenses increased $8.4 million or 6.0% from the fourth quarter of 2024, primarily due to increased salaries and benefit costs, brand media and local marketing investments of $8.0 million and higher freight costs of $0.4 million due to higher rates partially offset by lower volumes.

General and administrative expenses increased by $4.5 million or 9.4% from the fourth quarter of 2024, primarily due to higher salaries and benefits costs.

Contract settlement costs in the comparable period of 2024 reflected a $26 million cash payment resulting from an amendment of a supplier contract.

Impairment of brewery assets of $0.6 million decreased by $2.9 million from the fourth quarter of 2024, due to lower write-offs of equipment at Company-owned and third-party breweries.

The Company’s effective tax rate for the fourth quarter of 26.3% decreased from 27.7% in the prior year, due primarily to a decreased negative impact of non-deductible stock compensation.

Full year 2025 (52 weeks ended December 27, 2025) Summary of Results

Revenue for full year 2025 of $1.965 billion decreased 2.4% compared to full year 2024, due to lower volumes that were partially offset by increased pricing and favorable product mix.

Depletions for full year 2025 decreased 4% from the prior year. Shipment volume was approximately 7.1 million barrels, a 4.7% decrease from the prior year, primarily due to decreases in Twisted Tea, Truly Hard Seltzer and Samuel Adams brands that were only partially offset by growth in the Company’s Sun Cruiser, Angry Orchard and Dogfish Head brands.

Gross margin full year 2025 of 48.5% increased from the 44.4% margin realized in full year 2024, or an increase of 410 basis points year over year. Gross margin primarily benefited from improved procurement savings, brewery efficiencies, price increases and product mix. These benefits were partially offset by increased inflationary and tariff costs. The negative impact of tariffs for the full year was $10.1 million.

The full year 2025 gross margin of 48.5% includes $21.4 million of shortfall fees and $8.4 million of non-cash expense of third-party production pre-payments that combined to impact gross margins negatively by 152 basis points on an absolute basis.

Advertising, promotional and selling expenses for full year 2025 increased $58.0 million or 10.5% from full year 2024, primarily due to increased brand media and local marketing investments of $61.0 million, that were partially offset by lower freight costs of $3.0 million due to lower volumes.

Full year 2025 general and administrative expenses increased $0.8 million, or essentially flat from full year 2024.

Impairment of intangible assets in full year 2024 reflected a $42.6 million non-cash impairment charge recorded primarily for the Dogfish Head brand, taken as a result of the Company’s annual impairment analysis as of September 1, 2024. Beginning in the fourth quarter of 2024 the Company began amortizing the remaining intangible asset over a 10 year life and does not expect any future impairments related to the Dogfish Head brand.

Impairment of brewery assets of $7.0 million decreased by $0.2 million from full year 2024, due to slightly lower write-offs of equipment at Company-owned and third-party breweries.

The Company’s effective tax rate for full year 2025 of 29.3% decreased from 31.9% in full year 2024, due primarily to a decreased negative impact of non-deductible stock compensation.

Full year 2025 net income of $108.5 million or $9.89 per diluted share, represented an increase of $48.8 million or $4.83 per diluted share compared to full year 2024. This increase between periods was primarily driven by the comparison against a $42.6 million brand impairment charge and a $26.0 million contract settlement charge in the prior year. Excluding the net of tax impact of these prior year items, net income decreased $2.8 million, as lower volumes and higher advertising, promotional and selling expenses were partially offset by higher gross margins.

The Company expects that its December 27, 2025 cash balance of $223.4 million, together with its projected future operating cash flows and the unused balance on its $150.0 million line of credit, will be sufficient to fund future cash requirements.

During the 52-week period ended December 27, 2025 and the period from December 29, 2025 through February 20, 2026, the Company repurchased shares of its Class A Common Stock in the amounts of $199.2 million and $13.7 million, respectively. As of February 20, 2026, the Company had approximately $214.7 million remaining on the $1.6 billion share buyback expenditure limit set by the Board of Directors.

Depletions Estimate

Year-to-date depletions through the 8-week period ended February 21, 2026 are estimated by the Company to have decreased approximately 3% from the comparable period in 2025.

Full-Year 2026 Projections

The Company’s actual 2026 results could vary significantly from the current projection and are highly sensitive to changes in volume projections, supply chain performance, inflationary impacts and tariff policy. Tariff cost projections below are based upon tariffs in place prior to the February 20, 2026 Supreme Court ruling.

Full Year 2026	Guidance
Depletions and Shipments Percentage Change	Flat to down mid-single digits
Price Increases	1% to 2%
Gross Margin (including Tariffs)	48% to 50%
Tariff Costs ($ million)	$20 to $30
Advertising, Promotion, and Selling Expense Year Over Year Change ($ million)	$20 to $40
Effective Tax Rate	29% to 30%
EPS (including Tariffs)	$8.50 to $11.00

Capital Spending ($ million)	$70 to $90

Underlying the Company's current 2026 projections are the following full-year estimates and targets:

•
The Company’s business is seasonal, with the first quarter and fourth quarter being lower volume quarters and the fourth quarter typically the lowest absolute gross margin rate of the year.
•
The Company expects first quarter and first half shipments to decline toward the lower end of its full year volume guidance with better shipment performance later in the year. This is due to higher shipment comparisons in the first quarter and first half of the year as the Company shipped ahead of depletions in 2025 to support innovation and build wholesaler inventories.
•
During full year 2026, the Company estimates shortfall fees and non-cash expense of third-party production pre-payments in total will negatively impact gross margins by 40 to 60 basis points.
•
The Company expects year over year gross margin rate improvement to be the most meaningful in the fourth quarter as shortfall fees are expected to be lower in 2026 versus 2025 and the Company typically expenses the majority of its shortfall fees in the fourth quarter.
•
The advertising, selling and promotional expense projection does not include any changes in freight costs for the shipment of products to the Company’s distributors. Incremental advertising investment is expected to be weighted to the second and third quarters to support the key summer selling season.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the year ended December 27, 2025 and subsequent reports filed by the Company with the SEC on Forms 10-Q and 8-K. Copies of these documents are available from the SEC and may be found on the Company’s website, www.bostonbeer.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

About the Company

The Boston Beer Company, Inc. (NYSE: SAM) began in 1984 brewing Samuel Adams beer and has since grown to become one of the largest and most respected craft brewers in the United States. We consistently offer the highest-quality products to our drinkers, and we apply what we’ve learned from making great-tasting craft beer to making great-tasting and innovative “beyond beer” products. Boston Beer Company has pioneered not only craft beer but also hard cider, hard seltzer and hard tea. Our core brands include household names like Angry Orchard Hard Cider, Dogfish Head, Samuel Adams, Sun Cruiser, Truly Hard Seltzer, and Twisted Tea Hard Iced Tea. We have taprooms and hospitality locations in California, Delaware, Massachusetts, New York and Ohio. For more information, please visit our website at www.bostonbeer.com, which includes links to our respective brand websites.

Tuesday, February 24, 2026

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share data)
	(unaudited)
	December 27,	December 28,	December 27,	December 28,
	2025 (13 weeks)	2024 (13 weeks)	2025 (52 weeks)	2024 (52 weeks)
Barrels sold	1,384	1,496	7,140	7,493
Revenue	$408,993	$429,247	$2,087,251	$2,137,802
Less excise taxes	23,309	26,948	122,257	124,876
Net revenue	385,684	402,299	1,964,994	2,012,926
Cost of goods sold	218,002	241,614	1,012,414	1,119,194
Gross profit	167,682	160,685	952,580	893,732
Operating expenses:
Advertising, promotional, and selling expenses	147,966	139,549	609,953	552,033
General and administrative expenses	52,175	47,680	190,790	189,906
Impairment of intangible asset	—	—	—	42,584
Impairment of brewery assets	554	3,433	6,955	7,184
Contract settlement costs	—	26,052	—	26,052
Total operating expenses	200,695	216,714	807,698	817,759
Operating (loss) income	(33,013)	(56,029)	144,882	75,973
Other income, net:
Interest income, net	2,619	3,228	9,939	13,249
Other expense, net	(193)	(825)	(1,361)	(1,620)
Total other income, net	2,426	2,403	8,578	11,629
(Loss) income before income tax (benefit) provision	(30,587)	(53,626)	153,460	87,602
Income tax (benefit) provision	(8,056)	(14,871)	44,991	27,907
Net (loss) income	$(22,531)	$(38,755)	$108,469	$59,695

Net (loss) income per common share - basic	$(2.12)	$(3.38)	$9.90	$5.07
Net (loss) income per common share - diluted	$(2.12)	$(3.38)	$9.89	$5.06

Weighted-average number of common shares - basic	10,623	11,460	10,960	11,774
Weighted-average number of common shares - diluted	10,597	11,452	10,937	11,766

Net (loss) income	$(22,531)	$(38,755)	$108,469	$59,695
Other comprehensive income (loss):
Currency translation adjustment	114	(534)	347	(715)
Defined benefit plans liability adjustment	(31)	76	(31)	76
Total other comprehensive income (loss), net of tax:	83	(458)	316	(639)
Comprehensive (loss) income	$(22,448)	$(39,213)	$108,785	$59,056

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
	December 27,	December 28,
	2025	2024
Assets
Current Assets:
Cash and cash equivalents	$223,378	$211,819
Accounts receivable	57,094	61,423
Inventories	92,532	117,159
Prepaid expenses and other current assets	20,316	20,209
Income tax receivable	24,259	6,681
Total current assets	417,579	417,291
Property, plant, and equipment, net	578,125	616,242
Operating right-of-use assets	30,229	27,837
Goodwill	112,529	112,529
Intangible assets	14,753	16,446
Third-party production prepayments	7,099	14,473
Note receivable	11,218	16,738
Other assets	22,063	28,462
Total assets	$1,193,595	$1,250,018
Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable	$94,975	$87,276
Accrued expenses and other current liabilities	144,797	138,618
Current operating lease liabilities	12,762	5,735
Total current liabilities	252,534	231,629
Deferred income taxes, net	64,785	65,803
Non-current operating lease liabilities	25,111	30,205
Other liabilities	4,885	6,194
Total liabilities	347,315	333,831
Stockholders' Equity:
Class A Common Stock, $0.01 par value; 22,700,000 shares authorized; 8,408,458 and 9,263,198 issued and outstanding as of December 27, 2025 and December 28, 2024, respectively	84	93
Class B Common Stock, $0.01 par value; 4,200,000 shares authorized; 2,068,000 issued and outstanding at December 27, 2025 and December 28, 2024	21	21
Additional paid-in capital	698,811	676,454
Accumulated other comprehensive loss	(380)	(696)
Retained earnings	147,744	240,315
Total stockholders' equity	846,280	916,187
Total liabilities and stockholders' equity	$1,193,595	$1,250,018

THE BOSTON BEER COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	December 27,	December 28,
	2025 (52 weeks)	2024 (52 weeks)
Cash flows provided by operating activities:
Net income	$108,469	$59,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90,438	93,992
Impairment of intangible assets	—	42,584
Impairment of brewery assets	6,955	7,184
Change in right-of-use assets	(2,940)	7,722
Stock-based compensation expense	21,754	18,954
Deferred income taxes	(1,018)	(19,918)
Other non-cash income	(523)	(237)
Changes in operating assets and liabilities:
Accounts receivable	4,352	5,548
Inventories	23,405	6,907
Prepaid expenses, income tax receivable, and other current assets	(18,496)	(4,660)
Third-party production prepayments	7,374	19,108
Other assets	7,620	6,156
Accounts payable	5,227	2,602
Accrued expenses, other current liabilities, and other liabilities	15,607	12,320
Operating lease liabilities	1,934	(9,065)
Net cash provided by operating activities	270,158	248,892
Cash flows used in investing activities:
Purchases of property, plant, and equipment	(54,563)	(76,277)
Proceeds from sale of property, plant, and equipment	47	23
Cash paid for note receivable	—	(20,000)
Net cash used in investing activities	(54,516)	(96,254)
Cash flows used in financing activities:
Repurchases and retirement of Class A common stock	(202,424)	(238,614)
Proceeds from exercise of stock options and sale of investment shares	2,513	3,597
Net cash paid on finance leases and notes payable	(1,728)	(1,886)
Payment of tax withholding on stock-based payment awards and investment shares	(2,444)	(2,407)
Net cash used in financing activities	(204,083)	(239,310)
Change in cash and cash equivalents	11,559	(86,672)
Cash and cash equivalents and restricted cash at beginning of period	211,819	298,491
Cash and cash equivalents and restricted cash at end of period	$223,378	$211,819

Copies of The Boston Beer Company's press releases,
including quarterly financial results, are available at www.bostonbeer.com